Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Preferred Income Opportunities Fund, formerly known as Nuveen Multi-Strategy Income and Growth Fund

811-21293

We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix M and Appendix N, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.